Exhibit 10.10

FIRST AMENDMENT TO
2016 EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the 2016 Employment Agreement, effective as of January 1, 2016 (the “Employment Agreement”), by and among BB&T Corporation (“BB&T”), Branch Banking and Trust Company and David H. Weaver (“Executive”), is entered into as of May __, 2019, and amends the Employment Agreement with effect upon, and subject to, the consummation of the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of February 7, 2019, by and between BB&T and SunTrust Banks, Inc. (the “Merger Agreement”). Capitalized terms used herein without definitions have the meanings ascribed to such terms in the Employment Agreement.
WHEREAS, Executive is party to the Employment Agreement, which, pursuant to the Notice of Non-Extension of Term, dated as of March 1, 2019, will expire on March 1, 2022, unless earlier terminated in accordance with Section 1.6 of the Employment Agreement;

WHEREAS, in furtherance of the retention and integration planning associated with the Merger, the Compensation Committee of the Board of Directors of BB&T has determined that it is in the best interests of BB&T and its shareholders to amend the Employment Agreement to modify and clarify the intent of certain provisions; and
WHEREAS, this Amendment shall be entered into as of the date first above written and be binding as of such date, but shall only become effective as of upon, and subject to, the consummation of the Merger, provided that as of such date, Executive has remained in continuous employment with Employer.
NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1.	The parenthetical in Section 1.7.3(i) of the Agreement is hereby amended in its entirety to read as follows:
(including, without limitation, compliance with the nonsolicitation covenants of Sections 2.1(iii), (iv) and (v), it being agreed that the noncompetition covenants of Sections 2.1(i) and (ii) shall not apply upon a termination Without Just Cause)

2.	The parenthetical in Section 1.7.4(i) of the Agreement is hereby amended in its entirety to read as follows:
(including, without limitation, compliance with the nonsolicitation covenants of Sections 2.1(iii), (iv) and (v), it being agreed that the noncompetition covenants of Sections 2.1(i) and (ii) shall not apply upon a Good Reason Termination)

3.	Each of Section 1.7.3(ii), Section 1.7.4(ii) and Section 1.7.5(ii) of the Agreement is hereby amended in its entirety to read as follows:
(ii)    Any unvested benefits of Executive under any employee stock-based, cash long-term incentive performance awards or other benefit plan or arrangement (other than the award under the synergy incentive award letter between Executive and BB&T dated May 17, 2019 (the “Synergy Letter”), which will vest and be payable in accordance with the terms of the Synergy Letter) shall become fully and immediately vested, with performance awards for which the performance period is not complete as of the Termination Date to be earned as provided in the applicable award agreement, and the payment or delivery of such awards or benefits shall be accelerated to the extent permitted by Section 409A or other applicable law and the terms of such plan or arrangement.

4.	Each of Section 1.7.3 and Section 1.7.4 of the Agreement is hereby amended to add the following clause (v) immediately following clause (iv) of such Sections 1.7.3 and 1.7.4:
(v)    If the Termination Date occurs prior to the payment of the annual bonus in respect of the Termination Year (other than with respect to a termination in 2022, in which case, Executive shall be eligible for a full annual cash bonus in respect of the 2021 year, but not an annual bonus, prorated or otherwise, in respect of the 2022 year), Executive shall receive an annual bonus in respect of the Termination Year, prorated if the Termination Date occurs prior to December 31 of such year (the “Prorated Annual Bonus”). Any such Prorated Annual Bonus shall equal the product of (A) the actual annual bonus that would have been earned by Executive in respect of the Termination Year had Executive’s employment not terminated and (B) a fraction, the numerator of which is the number of days elapsed in the Termination Year through and including the Termination Date, and the denominator of which is the total number of days in the Termination Year. Any Prorated Annual Bonus shall be paid in accordance with the applicable bonus plan at the same time annual bonuses are paid to senior executives of Employer generally, but in no event later than March 15 of the calendar year following the Termination Year.

5.	Section 2.1 of the Agreement is hereby amended to add the following immediately after the end of the last sentence thereof:
Notwithstanding anything to the contrary contained herein, including clause (iii) of the last sentence of Section 1.7.1, the noncompetition covenants of Sections 2.1(i) and (ii) shall not apply upon a termination Without Just Cause or a Good Reason Termination, and for the avoidance of doubt, in the event of a termination of employment for any reason following March 1, 2022, the obligations under Section 2.1 of the Employment Agreement shall be inapplicable.

6.	Section 3.12(f) of the Agreement is hereby amended in its entirety to read as follows:
f. “Compensation Continuance Period” means the time period commencing with the Commencement Month and ending on the date that coincides with the expiration of the thirty-six (36)- consecutive-month period which began with the Commencement Month.

7.	Section 3.12(n) of the Agreement is hereby amended in its entirety to read as follows:
n. “Termination Compensation” means a monthly cash amount equal to one-twelfth (1/12th) of the highest amount of the annual cash compensation (including cash bonuses and other cash-based compensation, including for these purposes amounts earned or payable whether or not deferred) received by Executive during any one of the three (3) calendar years immediately preceding the calendar year in which Executive’s Termination Date occurs or, if higher, during any one of the three (3) calendar years immediately preceding the calendar year in which the date of consummation of the merger of BB&T and SunTrust Banks, Inc. (the “Merger”) occurs (such highest amount, the “Highest Prior Year Compensation”); provided that, if the cash compensation received by Executive during the Termination Year exceeds the Highest Prior Year Compensation the cash compensation received by Executive during the Termination Year shall be deemed to be Executive’s highest amount of annual cash compensation for purposes of calculating the Termination Compensation. In no event shall Executive’s Termination Compensation include equity-based compensation (e.g., income realized as a result of Executive’s exercise of non-qualified stock options or other stock-based benefits) or any retention or integration bonus awarded in connection with the Merger, including the award under the Synergy Letter.

8.
This Amendment shall be binding on the parties hereto effective as of the date hereof but shall only become effective as of upon, and subject to, the consummation of the Merger, provided that as of such date, Executive has remained in continuous employment with Employer. If the Merger is abandoned and the Merger Agreement is terminated in accordance with its terms, this Amendment shall be of no force.

9.
In all other respects, the parties hereby ratify and affirm the terms of the Agreement. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date hereof.
BB&T CORPORATION

Name: Kelly S. King
Title: Chairman and Chief Executive Officer
BRANCH BANKING AND TRUST COMPANY

Name: Kelly S. King
Title: Chairman and Chief Executive Officer
DAVID H. WEAVER

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